EXHIBIT 99.1

For further information, contact: Media Liz Mefford Rpr Marketing Communications (212) 317-1462 Liz.Mefford@rprmc.com	Investors Kim Golodetz LHA (212) 838-3777 KGolodetz@lhai.com

NO!NO!™ HAIR WINS “MOST INNOVATIVE PRODUCT” AWARD AT THE 2012 HSN PARTNER RECOGNITION GALA

Orangeburg, NY, (March 8, 2013) – Last evening, no!no! ™ Hair was named “Most Innovative Product” by multi-channel retailer HSN. This is the second year in a row that a no!no!™ Hair product was nominated for the award and the first category win. The award celebrates solutions and technologies that are aspirational and accessible to consumers nationwide. The winners were announced at the 3rd Annual HSN Partner Recognition Gala, held at the Vinoy Resort & Golf Club in St. Petersburg, Florida.

“With the assistance of Skip Borghese, HSN continues to be a strong partner for us and we are honored to win the ‘Most Innovative Product’ Award that recognizes our innovative and best-selling product,” said Dr. Dolev Rafaeli, CEO of PhotoMedex, Inc. and President and CEO of Radiancy, Inc. “Our partnership with HSN is one of the drivers behind the retail success of no!no!™ Hair and we look forward to building and growing in the future.”

Each year, as part of HSN's annual partner recognition program, HSN awards the most remarkable Partner contributions of the year at their annual awards gala. Out of 1,200 eligible partners, over 200 nominations were submitted across all categories in 2012. Each nomination was carefully reviewed by a senior selection committee, comprised of VP and SVP leaders, and the HSN Executive Committee, to determine the finalists for each category.

“We are thrilled with the continued success of no!no! Hair since its launch just over two years ago,” said Anne Martin-Vachon, Chief Merchandising Officer for HSN. “Their focus on innovation supports HSN’s position as a leader in beauty retail and we look forward to working together in the future to further grow our respective businesses.”

Radiancy, Inc., a subsidiary of PhotoMedex, Inc. (NasdaqGS and TASE: PHMD) and a global leader for medical and aesthetic light-base systems, created no!no!™ Hair to answer the ever-growing demand for professional, pain-free hair removal that can be performed in the comfort and convenience of the home. This revolutionary product innovation offers a solution to unwanted hair of all types and colors, by instantly removing and crystalizing hair with no pain, no mess and no chemicals.  Based on the patented and exclusive Thermicon™ technology, no!no!™ uses heat to remove hair, making it universally safe and effective for everyone. Since launching with HSN, Radiancy, Inc. has sold over 260,000 no!no!™ devices to HSN customers and over four million devices worldwide and has become one of the leading beauty brands on HSN.

ABOUT Radiancy, Inc.
Radiancy, Inc. is a leader in the medical and aesthetic skin care market. The company’s core belief that everyone is entitled to quality skin care has driven them to redefine expectations in order to deliver smart skin solutions to the widest possible range of professionals and consumers.

Radiancy opened its doors in 1998 with an idea and a vision – to make quality light-based skin care available to everyone. Within a few years, Radiancy revolutionized phototherapy with the introduction of Light Heat & Energy (LHE) technology, with their premier system, SpaTouch, offering a safer, more efficient photoepilation process.  By 2002, Radiancy had captured an unprecedented 37% market share and took its place as a global leader for medical and aesthetic light-based systems.  Radiancy then adapted LHE to develop a line of LHE MicroPhototherapy products. Radiancy is also the home of the no!no! family of products.

ABOUT PhotoMedex
PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no! brand for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

Safe Harbor
Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.

About HSN:
HSN is a leading interactive multichannel retailer, offering a curated assortment of exclusive products and top brand names to its customers. HSN incorporates entertainment, inspiration, personalities and industry experts to provide an entirely unique shopping experience. At HSN, customers find exceptional selections in Health & Beauty, Jewelry, Home/Lifestyle, Fashion/Accessories, and Electronics.  HSN broadcasts live to 96 million households in the US in HD 24/7 and its website — HSN.com - is a top 10 most trafficked e-commerce site, featuring more than 16,000 product videos. Mobile applications include HSN apps for iPad, iPhone and Android. HSN, founded 35 years ago as the first shopping network, is an operating segment of HSN, Inc. (Nasdaq: HSNI). For more information, please visit HSN.com, or follow @HSN on Facebook and Twitter.